Exhibit 24 to Form 11-K


                         INDEPENDENT AUDITORS' CONSENT


The Benefits Administration Committee
A. P. Green Industries, Inc.:


We consent to incorporation by reference in the registration statement (No. 33-21012) on Form S-8 of A. P. Green Industries, Inc. of our report dated May 19, 1995, relating to the statements of assets available for plan benefits, with fund information of A. P. Green Hourly Investment Plan as of December 31, 1994 and 1993, and the related statements of changes in assets available for plan benefits, with fund information for the years ended December 31, 1994 and 1993 which report appears in the 1994 Annual Report on Form 11-K of A. P. Green Hourly Investment Plan.


/s/ KPMG Peat Marwick LLP

St. Louis, Missouri
June 30, 1995